Exhibit 10.52

AMENDMENT NO. 1 TO
VICI PROPERTIES INC. 2017 STOCK INCENTIVE PLAN

WHEREAS, VICI Properties Inc. (the “Company”) has adopted the VICI Properties Inc. 2017 Stock Incentive Plan (the “Plan”) (capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Plan); and
WHEREAS, Section 3.1 of the Plan permits the Board to amend the Plan from time to time; and
WHEREAS, the Board has determined (upon recommendation of the Committee) it is advisable and in the best interests of the Company and its stockholders to amend the Plan to, among other things, (a) require a minimum one-year vesting period for awards, subject to certain limited exceptions, as is the practice of the Company, and (b) clarify the Plan’s existing prohibition on the repricing of stock options and stock appreciation rights;
NOW, THEREFORE, in accordance with Section 3.1 of the Plan, the Plan is hereby amended effective as of the date set forth below as follows:
1.    Section 1.5(c) of the Plan is amended by deleting the references to “Section 2.6(e)” and replacing each such reference with a reference to “Section 2.7(e)”.
2.    A new Section 1.5(g) is added to the Plan to read as follows:
“(g)    Minimum Vesting. Awards granted under the Plan shall be subject to a minimum vesting period of not less than one year from the date of grant of the award. This minimum vesting period may be accelerated or waived in the event of a grantee’s death, disability, retirement, termination of employment, corporate transactions or such other events that the Committee determines either at the time an award is granted or by the Committee pursuant to the exercise of its powers under the Plan. Notwithstanding the foregoing minimum vesting period, the following Awards shall not be subject to the foregoing minimum vesting requirement (i) any Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting and (ii) any additional Awards the Committee may grant up to five percent (5%) of the shares reserved for awards under Section 1.5(a) of the Plan, as such amount may be adjusted under Section 3.6(a).”
3.    Section 3.1(b) of the Plan is hereby deleted in its entirety and replaced by the following new provision to read as follows:
“(b)    Modification of Awards; Prohibition Relating to Repricing, Buyout and Exchange of Awards. The Committee may cancel any award under the Plan. Subject to the limitations in this Section 3.1(b), the Committee also may amend any outstanding award and the applicable Grant Certificate, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Agreement; or (iii) waive or amend the operation of Section 2.5. Any such cancellation or amendment (other than an amendment pursuant to Section 3.6) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). Notwithstanding the foregoing, the Committee may not, without shareholder approval, except as otherwise permitted under Section 3.6 of the Plan, directly or indirectly reduce the exercise price of an outstanding option or stock appreciation right, including (i) changing the terms of an option or stock appreciation right to reduce the exercise price of such option or stock appreciation right; (ii) repurchasing or buying out for cash or cancelling an option or stock appreciation right in exchange for another award at a time when the exercise price of such option or stock appreciation right is greater than the Fair Market Value of the underlying shares; or (iii) taking any other action that is treated as a “repricing” under generally accepted accounting principles or the stockholder approval rules of any national securities exchange on which the securities of the Company are then listed.”
4.    Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with the provisions thereof.
IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the VICI Properties Inc. 2017 Stock Incentive Plan to be executed by its duly authorized officer as of February 12, 2019.

VICI PROPERTIES INC.

By:	/s/ SAMANTHA S. GALLAGHER
Name: Samantha S. Gallagher
Title: Executive Vice President, General Counsel and Secretary